UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 15, 2010

IOWA RENEWABLE ENERGY, LLC
 (Exact name of registrant as specified in its charter)

Iowa	000-52428	20-3386000
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1701 East 7th Street, Washington, Iowa	52353
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (319) 653-2890

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 15, 2010, the board of directors of Iowa Renewable Energy, LLC ( the “Company”) appointed J. William Pim, age 55, as the Chief Financial Officer and Chief Operating Officer (principal financial officer) of the Company. The prior Chief Financial Officer of the Company, Todd Willson, has been reassigned as an accountant for the Company.

Mr. Pim currently serves on the Board of Directors of the Company, however, it is anticipated Mr. Pim will resign from the Board of Directors and serve exclusively in the Chief Financial Officer / Chief Operating Officer capacity when a suitable director replacement is found. In such a case, the number of Directors would drop below the minimum required in the Company’s Operating Agreement, and the Operating Agreement would require a majority of the remaining Directors to appoint a new Director to fill the vacancy for the remainder of Mr. Pim’s term, subject to approval of such appointment by the affirmative vote of a majority of the Membership Voting Interest represented at the next Annual Meeting of the Members.

Mr. Pim is a CPA with 25 years of public and private accounting experience. Seventeen years of his experience has been as a controller-chief financial officer for manufacturing companies. Mr. Pim’s experience includes seven years of preparation and filing of SEC reports and related information. Since September 2007, he has been the Director of Finance and Budgets for the Iowa Foundation for Medical Care. Mr. Pim has served as a Director since the Company’s inception. Mr. Pim has previously served as Interim Treasurer and Chief Financial Officer of the Company.

Mr. Pim is not a director for any other reporting companies and does not have any family relationships with the Company’s directors or executive officers. In addition, Mr. Pim is not a party to any transactions, other than his employment, with the Company.

The Company’s Board of Directors and Mr. Pim are still in the process of negotiating the specific terms of an employment contract for Mr. Pim. Therefore, Mr. Pim is not currently a participant in any material plan, contract or arrangement with the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IOWA RENEWABLE ENERGY, LLC

July 16, 2010	/s/ Michael Bohannan
Date	Michael Bohannan, Chairman